Expanding the range of wireless solutions

FOR IMMEDIATE RELEASE

CONTACT:  Ned Mavrommatis, Chief Financial Officer
         Phone: 201-996-9000. Fax: 201-996-9144
         ned@id-systems.com

I.D. Systems, Inc. Reports First Quarter Financial Results

Hackensack, NJ, May 9, 2006 —

I.D. Systems, Inc. (NASDAQ: IDSY) today announced its financial results for the first quarter of 2006. Revenues increased 111% to $6,390,000 for the three months ended March 31, 2006, compared to $3,033,000 for the three months ended March 31, 2005, as sales of the company’s patented Wireless Asset Net™ system for tracking and managing fleets of industrial equipment continued to grow. Net income for the quarter was $125,000, or $.01 per basic and diluted share, compared to a net loss of $635,000, or ($0.08) per basic and diluted share, for the first quarter a year ago.

Non-GAAP pre-tax net income for the first quarter of 2006 was $508,000, or $0.06 per basic share and $0.05 per diluted share. Non-GAAP earnings before tax are calculated by adjusting GAAP net income attributable to common stockholders for the impact of stock-based compensation of $383,000. A reconciliation of non-GAAP financial measures used in this press release to the GAAP financial measures and presentation of the most directly comparable GAAP financial measures can be found in the Reconciliation of GAAP to Non-GAAP Financial Measures table, included on page 4 of this press release.

During the quarter, I.D. Systems completed a public offering of 3,162,500 shares of common stock, including shares in the underwriters’ over-allotment option, at a price of $21.75 per share. Net proceeds from the offering were approximately $64 million.

“We are pleased that the first quarter of 2006 continues a trend of both sequential and year-over-year revenue growth for the company, and that we were able to deliver positive net earnings to our shareholders,” said Jeffrey Jagid, I.D. Systems’ chairman and chief executive officer. “We are also gratified that our public offering was met with such enthusiasm by the investment community. With our increased capital resources, we expect to rapidly expand our sales and customer support organizations and pursue other objectives consistent with our overall strategic business plan: to expand business with core customers, win new customers with large-scale enterprises, develop new products and applications, and pursue selective strategic partnerships.”

Ned Mavrommatis, I.D. Systems’ chief financial officer, added, “Even as we doubled our year-over-year revenues in the first quarter, we maintained a stable gross profit margin of 50%, and our SG&A and R&D expenses declined as a percentage of sales. In addition, the proceeds from our public offering resulted in a significant strengthening of our balance sheet. As of March 31, 2006, we had cash, cash equivalents and short-term investments of approximately $71.0 million and working capital of $78.6 million, compared to $7.6 million and $13.9 million, respectively, as of December 31, 2005.”

For the first quarter of 2006, selling, general and administrative expenses increased 48% to $2,748,000 compared to $1,853,000 for the same period in 2005. The increase was attributable primarily to $383,000 of stock-based employee compensation pursuant to the company’s adoption of accounting rule SFAS 123(R), and to an increase in payroll and other expenses related to the hiring of additional personnel to support continued growth. As a percentage of revenues, SG&A expenses decreased to 43% for the quarter, compared to 61% for the first quarter of 2005.

Research and development expenditures increased 25% to $493,000 for the first quarter of 2006 compared to $395,000 for the corresponding period in 2005, reflecting increased engineering payroll expenses. As a percentage of revenues, R&D expenditures decreased to 8%, compared to 13% for the first quarter of 2005.

Other highlights of the first quarter ended March 31, 2006, included:

•
New orders from the U.S. Postal Service (USPS) - valued at approximately $5.6 million - to deploy the Wireless Asset Net powered industrial vehicle management system at 16 additional facilities. These orders increased the number of USPS facilities deploying the Wireless Asset Net to 44. Under the terms of the USPS’ three-year national contract with I.D. Systems, up to 460 USPS facilities can order our Wireless Asset Net system.

•
A purchase order from Nissan North America, Inc., a subsidiary of Tokyo-based Nissan Motor Co., Ltd., to deploy the Wireless Asset Net system on a fleet of material handling equipment at Nissan’s automotive manufacturing plant in Smyrna, Tennessee.

•
The joint promotion of the Wireless Asset Net system by I.D. Systems, Hyster Company, and Yale Materials Handling Corporation at the NA2006 material handling exposition. Hyster and Yale are major brands and business units of NACCO Materials Handling Group, Inc. (NMHG), a $2.4 billion global lift truck manufacturer. Following the exposition, I.D. Systems executed a strategic agreement with NMHG, as announced on April 11, 2006, under which I.D. Systems’ wireless fleet management products and services will be distributed and supported through the Hyster and Yale marketing organizations. Hyster lift trucks, parts and services are marketed through a network of 240 authorized dealer locations in North America. Yale’s sales and service organization includes more than 220 authorized dealer locations in the Americas, 85 in Europe, and 30 in the Asia-Pacific region.

•
A purchase order from a large U.S.-based car rental company - a new customer for I.D. Systems in the rental fleet management market - to deploy I.D. Systems’ wireless fleet management system at a car rental facility in a U.S. airport. The deployment will serve as a pilot program for the car rental company to evaluate the benefits of the system in live operations. I.D. Systems holds a United States patent for a fully automated wireless vehicle rental and return system designed to both enhance the consumer’s rental experience and benefit the rental company by providing information that can be used to increase revenues, reduce costs and improve customer service.

Investor Conference Call

I.D. Systems will hold a conference call for investors and analysts at 4:45 p.m. Eastern Standard Time on May 9, 2006. Jeffrey Jagid, chairman and CEO, Kenneth Ehrman, president and COO, Ned Mavrommatis, CFO, and Rick Muntz, EVP of sales and marketing, will discuss the results of the quarter and recent developments. After opening remarks, there will be a question and answer period. The conference call will be broadcast live over the Internet via the Investors section of the company’s website at www.id-systems.com. To listen to the live call, go to the website at least 10 minutes early to download and install any necessary audio software.

Non-GAAP Measures

To supplement its consolidated financial statements presented in accordance with GAAP, I.D. Systems has begun providing certain non-GAAP measures of financial performance. These non-GAAP measures include non-GAAP earnings before tax and non-GAAP earnings before tax per diluted share. Reference to these non-GAAP measures should be considered in addition to results prepared under current accounting standards, but are not a substitute for, or superior to, GAAP results. These non-GAAP measures are provided to enhance investors’ overall understanding of I.D. Systems’ current financial performance and provide further information for comparative information due to the adoption of the new accounting standard SFAS 123R. Specifically, I.D. Systems believes the non-GAAP measures provide useful information to both management and investors by excluding certain expenses, gains and losses that may not be indicative of its core operating results and business outlook. In addition, I.D. Systems believes the non-GAAP measures that exclude stock-based compensation enhance the comparability of results against prior periods. Reconciliation to the nearest GAAP measure of all non-GAAP measures included in this press release can be found in the financial tables included on page 4 of this press release.

About I.D. Systems

Based in Hackensack, NJ, I.D. Systems, Inc. is a leading provider of wireless solutions for managing and securing high-value enterprise assets. These assets include industrial vehicles, such as forklifts and airport ground support equipment, and rental vehicles. The Company’s patented Wireless Asset Net system, which utilizes radio frequency identification, or RFID, technology, addresses the needs of organizations to control track, monitor and analyze their assets. For more information on I.D. Systems, Inc., visit www.id-systems.com.

Trademarks

I.D. Systems, Inc. and Wireless Asset Net are registered or pending trademarks of I.D. Systems, Inc.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and that are subject to risk and uncertainties, including, but not limited to, future economic and business conditions, the loss of any of the Company’s key customers or reduction in the purchase of its products by any such customers, the failure of the market for the Company’s products to continue to develop, the inability to protect the Company’s intellectual property, the inability to manage the Company’s growth, the effects of competition from a wide variety of local, regional, national and other providers of wireless solutions and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2005. These risks could cause actual results to differ materially from those expressed in any forward looking statements made by, or on behalf of, the Company. The Company assumes no obligation to update the information contained in this press release.

-- Tables to Follow --

I.D. Systems, Inc.
GAAP - Condensed Statements of Operations
(Unaudited)

	Three months ended March 31,
	2005	2006

Revenues	$3,033,000	$6,390,000
Cost of Revenues	1,506,000	3,203,000

Gross Profit	1,527,000	3,187,000
Selling, general and administrative expenses	1,853,000	2,748,000
Research and development expenses	395,000	493,000

Loss from operations	(721,000)	(54,000)
Interest income	62,000	150,000
Interest expense	(13,000)	(9,000)
Other income	37,000	38,000

Net income (loss)	$(635,000)	$125,000

Net income (loss) per share - basic	$(0.08)	$0.01

Net income (loss) per share - diluted	$(0.08)	$0.01

Weighted average common shares outstanding- basic	7,719,000	8,382,000

Weighted average common shares outstanding- diluted	7,719,000	10,227,000

I.D. Systems, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)

Three Months Ended March 31, 2006

Net income attributable to common stockholders	$125,000

Stock-based compensation	383,000

Non-GAAP net income	$508,000

Non-GAAP net income per share - basic	$0.06

Non-GAAP net income per share - diluted	$0.05

I.D. Systems, Inc.
Condensed Balance Sheets

	December 31, 2005	March 31, 2006 (Unaudited)
ASSETS
Cash and cash equivalents	$2,138,000	$46,720,000
Investments available for sale	5,463,000	24,266,000
Accounts receivable, net	6,068,000	6,477,000
Unbilled receivables	1,293,000	1,821,000
Inventory	2,952,000	3,852,000
Investment in sales type leases	34,000	24,000
Officer loan	11,000	12,000
Prepaid expenses and other current assets	140,000	128,000
Total current assets	18,099,000	83,300,000
Fixed assets, net	1,159,000	1,401,000
Investment in sales type leases	433,000	240,000
Officer loan	8,000	5,000
Deferred contract costs	53,000	--
Other assets	88,000	87,000

	$19,840,000	$85,033,000
LIABILITIES
Accounts payable and accrued expenses	$3,881,000	$4,081,000
Long term debt - current portion	209,000	212,000
Deferred revenue	155,000	373,000
Total current liabilities	4,245,000	4,666,000
Long term debt	240,000	186,000
Deferred revenue	90,000	66,000
Deferred rent	99,000	94,000
Total liabilities	4,674,000	5,012,000

STOCKHOLDERS' EQUITY
Preferred stock; authorized 5,000,000 shares, $.01 par value; none issued	--	--
Common stock; authorized 15,000,000 shares, $.01 par value; issued and outstanding 7,851,000 shares and 11,065,000 shares	79,000	111,000
Additional paid-in capital	25,735,000	90,433,000
Accumulated deficit	(10,535,000)	(10,410,000)
	15,279,000	80,134,000
Treasury stock; 40,000 shares at cost	(113,000)	(113,000)
Total stockholder’s equity	15,166,000	80,021,000
Total liabilities and stockholder’s equity	$19,840,000	$85,033,000

I.D. Systems, Inc.
Condensed Statements of Cash Flows
(Unaudited)

	Three months ended March 31,
	2005	2006
Cash flows from operating activities:
Net income (loss)	$(635,000)	$125,000
Adjustments to reconcile net income (loss) to cash used in operating activities:
Accrued interest income	(18,000)	4,000
Stock-based compensation expense	--	383,000
Depreciation and amortization	84,000	113,000
Deferred rent expense	4,000	(5,000)
Deferred revenue	(23,000)	194,000
Deferred contract costs	90,000	53,000
Changes in:
Accounts receivable	(2,177,000)	(408,000)
Unbilled receivables	402,000	(528,000)
Inventory	(582,000)	(900,000)
Prepaid expenses and other assets	144,000	13,000
Investment in sales type leases	9,000	203,000
Accounts payable and accrued expenses	(742,000)	200,000
Net cash used in operating activities	(3,444,000)	(553,000)

Cash flows from investing activities:
Purchase of fixed assets	(169,000)	(355,000)
Purchase of investments	(500,000)	(19,147,000)
Increase in interest receivable	(2,000)	--
Maturities of investments	225,000	340,000
Collection of officer loan	2,000	2,000

Net cash used in investing activities	(444,000)	(19,160,000)

Cash flows from financing activities:
Repayment of term loan	(49,000)	(51,000)
Proceeds from line of credit	500,000	--
Proceeds from exercise of stock options	70,000	321,000
Net proceeds from stock offering	--	64,025,000

Net cash provided by financing activities	521,000	64,295,000

Net increase (decrease) in cash and cash equivalents	(3,367,000)	44,582,000

Cash and cash equivalents - beginning of period	8,440,000	2,138,000

Cash and cash equivalents - end of period	$5,073,000	$46,720,000

Supplemental disclosure of cash flow information:
Cash paid for:
Interest	$13,000	$9,000

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